Consent of Independent Registered Public Accounting Firm
China Natural Gas, Inc. and Subsidiaries
Audited Financial Statements
December 31, 2007

To The Board of Directors
China Natural Gas, Inc.

We consent to the incorporation in the registration statement on Form S-1 of our report dated March 31, 2008 on our audit of the consolidated financial statements of China Natural Gas, Inc. and Subsidiaries as of December 31, 2007 and the results of its operations and its cash flows for the year ended December 31, 2007, which our report are incorporated in the Form S-1. We also consent to the reference to our Firm under the caption “Experts”.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP
Walnut, California
April 17, 2008